EXHIBIT 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints BRYAN J. KNUTSON and ROBERT J. LARSEN his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Titan Machinery Inc. for its fiscal year ended January 31, 2025, and any and all amendments to said Annual Report, and to deliver on my behalf said Annual Report and any and all amendments thereto, as each thereof is so signed, for filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, this Power of Attorney has been signed on the 13th day of March, 2025 by the following persons::

/s/ Bryan Knutson Bryan J. Knutson, CEO & President, Director	/s/ Robert Larsen Robert J. Larsen, CFO
/s/ Tony Christianson Tony Christianson, Director	/s/ Frank Anglin Frank Anglin, Director
/s/ Stan Erickson Stan Erickson, Director	/s/ Christine Hamilton Christine Hamilton, Director
/s/ Richard Mack Richard Mack, Director	/s/ Jody Horner Jody Horner, Director
/s/ David J. Meyer David J. Meyer, Chair & Director	/s/ Richard Lewis Richard Lewis, Director